EXHIBIT 4.2

UNLESS THIS GLOBAL NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO NISOURCE INC. OR ITS AGENT OR AGENTS FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY GLOBAL NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC) ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

No.:	$

CUSIP No.: 65473P AL9

ISIN No.: US65473PAL94

1.700% Notes due 2031

NiSource Inc., a Delaware corporation, promises to pay to Cede & Co., or registered assigns, the principal sum of                      Dollars on February 15, 2031.

Interest Payment Dates: February 15 and August 15, beginning February 15, 2021.

Record Dates: (i) if all of the Notes are in book-entry form represented by one or more Global Securities, the Business Day immediately preceding the applicable Interest Payment Date and (ii) if any of the Notes are not in book-entry form represented by one or more Global Securities, on each February 1 and August 1 (whether or not a Business Day) (each such date in clauses (i) and (ii), a “Regular Record Date”).

Additional provisions of this Note are set forth on the other side of this Note.

Dated:

NISOURCE INC.

By:
Name:
Title:

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Notes of the series referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK MELLON, as Trustee

By:
Authorized Officer

1.700% Notes due 2031

1.	Interest

NiSource Inc., a Delaware corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Company”), promises to pay interest on the principal amount of this Note at the rate per annum shown above. The Company will pay interest semiannually on February 15 and August 15 of each year, beginning February 15, 2021. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from August 18, 2020. Interest will be computed on the basis of a 360-day year of twelve 30-day months. The Company will pay interest on overdue principal and premium at the above rate and will pay interest on overdue installments of interest at such rate to the extent lawful.

2.	Method of Payment

The Company will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on the Regular Record Date next preceding each Interest Payment Date even if Notes are canceled after the Regular Record Date and on or before the Interest Payment Date. Holders must surrender Notes to a Paying Agent to collect principal payments. The Company will pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. Payments in respect of the Notes represented by a Global Note (including principal, premium, if any, and interest) will be made by wire transfer of immediately available funds to the accounts specified by The Depository Trust Company, as Depositary.

3.	Paying Agent and Security Registrar

Initially, the Trustee will act as Paying Agent and Security Registrar. The Company may appoint and change any Paying Agent or Security Registrar without notice to the Holders. The Company may act as Paying Agent or Security Registrar.

4.	Indenture

The Company issued the Notes under an Indenture dated as of November 14, 2000, among the Company, NiSource Inc. and the Trustee (as amended and supplemented, the “Indenture”) and pursuant to an Officers’ Certificate of the Company dated August 18, 2020 (the “Officers’ Certificate”). The terms of the Notes include those stated in the Indenture and the Officers’ Certificate and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. sections 77aaa-77bbbb) as in effect on the date of the Officers’ Certificate (the “Act”). Capitalized terms used herein and defined in the Indenture but not defined herein have the respective meanings ascribed thereto in the Indenture. The Notes are subject to all such terms, and Holders of Notes are referred to the Indenture and the Act for a statement of those terms.

The Notes are senior unsecured obligations of the Company. The Notes issued on the original issue date will be treated as a single class for all purposes under the Indenture. The Indenture contains covenants that limit the ability of the Company and its Subsidiaries (other than Utilities) to incur additional indebtedness and create liens on assets unless the total amount of all the secured debt would not exceed 10% of Consolidated Net Tangible Assets (excluding the Utilities). These covenants are subject to important exceptions and qualifications.

5.	Optional Redemption

At any time before November 15, 2030 (which is the date that is three (3) months prior to maturity of the Notes (the “Par Call Date”)), the Company will have the right to redeem the Notes, in whole or in part and from time to time, at a Redemption Price equal to the greater of (1) 100% of the principal amount of the Notes being redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes being redeemed that would be due if the Notes matured on the Par Call Date (exclusive of interest accrued to the Redemption Date), discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points, plus, in either case, accrued and unpaid interest on the principal amount of the Notes being redeemed to, but excluding, such Redemption Date.

At any time on or after the Par Call Date, the Company will have the right to redeem the Notes, in whole or in part and from time to time, at a Redemption Price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest on the principal amount of the Notes being redeemed to, but excluding, such Redemption Date.

For purposes of this provision:

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having an actual or interpolated maturity comparable to the remaining term of the Notes to be redeemed (assuming, for this purpose, that the Notes matured on the Par Call Date), that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of the Notes.

“Comparable Treasury Price” means, with respect to any Redemption Date, (A) the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (B) if the Quotation Agent obtains fewer than four Reference Treasury Dealer Quotations for such Redemption Date, the average of all such Reference Treasury Dealer Quotations as determined by the Company.

“Quotation Agent” means one of the Reference Treasury Dealers appointed by the Company.

“Reference Treasury Dealer” means each of Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC, or their respective affiliates or successors, each of which is a primary U.S. Government securities dealer in the United States (a “Primary Treasury Dealer”); provided, however, that if any of the foregoing or their affiliates or successors shall cease to be a Primary Treasury Dealer, the Company will substitute another Primary Treasury Dealer for them.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.

“Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated maturity (on a day-count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

6.	Notice of Redemption

If the Company is redeeming less than all the Notes at any time, the Trustee will select the Notes to be redeemed on a pro rata basis, by lot or by such method it considers fair and appropriate; provided that for Notes represented by a Global Security, selection of such Notes to be redeemed will be in accordance with the Depositary’s customary practices. Notice of redemption will be delivered at least 10 days but not more than 60 days before the Redemption Date to each Holder of Notes to be redeemed in accordance with Section 106 of the Indenture; provided that for Notes represented by a Global Security, notice of redemption shall be provided to the Depositary in accordance with the Depositary’s customary procedures. Notes in denominations larger than $2,000 principal amount may be redeemed in part but only in integral multiples of $1,000. The Company will not know the exact Redemption Price until three (3) Business Days before the Redemption Date. Therefore, the notice of redemption will only describe how the Redemption Price will be calculated. If money sufficient to pay the Redemption Price of and accrued interest on all Notes (or portions thereof) to be redeemed on the Redemption Date is deposited with the Paying Agent on or before the Redemption Date and certain other conditions are satisfied, on and after such Redemption Date interest will cease to accrue on such Notes (or such portions thereof) called for redemption.

7.	Additional Notes

The Company may, without the consent of the Holders of the Notes, create and issue additional Notes ranking equally with the Notes in all respects, including having the same terms (except for the price to public, the issue date and the initial interest accrual date and the first Interest Payment Date, as applicable), so that such additional Notes shall be consolidated and form a single series with the Notes and shall have the same terms as to status, redemption or otherwise as the Notes. Such additional Notes will have the same CUSIP number as the Notes being authenticated on the date hereof, provided that such additional Notes are part of the same issue as the Notes being authenticated on the date hereof for U.S.

federal income tax purposes. If such additional Notes are not part of the same issue for U.S. federal income tax purposes, such additional Notes must be issued with a separate CUSIP number. No additional Notes may be issued if an Event of Default has occurred and is continuing with respect to the Notes.

8.	Denominations; Transfer; Exchange

The Notes are in registered form without coupons in denominations of $2,000 principal amount and integral multiples of $1,000. A Holder may transfer or exchange Notes in accordance with the Indenture. The Security Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Security Registrar need not register the transfer or exchange of any Notes selected for redemption (except, in the case of a Note to be redeemed in part, the portion of the Note not to be redeemed) for a period of fifteen (15) Business Days before a selection of Notes to be redeemed.

9.	Persons Deemed Owners

The registered Holder of this Note may be treated as the owner of it for all purposes.

10.	Unclaimed Money

If money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Company at its request. After any such payment, Holders entitled to the money must look only to the Company and not to the Trustee or the Paying Agent for payment.

11.	Satisfaction and Discharge

Under the Indenture, the Company can terminate its obligations with respect to the Notes not previously delivered to the Trustee for cancellation when those Notes have become due and payable or will become due and payable at their Stated Maturity within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for giving notice of redemption. The Company may terminate its obligations with respect to the Notes by depositing with the Trustee, as funds in trust dedicated solely for that purpose, an amount sufficient to pay and discharge the entire indebtedness on the Notes. In that case, the Indenture will cease to be of further effect and the Company’s obligations will be satisfied and discharged with respect to the Notes (except as to the Company’s obligations to pay all other amounts due under the Indenture and to provide certain Officers’ Certificates and Opinions of Counsel to the Trustee). At the expense of the Company, the Trustee will execute proper instruments acknowledging the satisfaction and discharge.

12.	Amendment, Waiver

Subject to certain exceptions set forth in the Indenture, (i) the Indenture may be amended with the written consent of the Holders of a majority in principal amount of the then Outstanding Securities of each series affected by such amendment, (ii) the Notes may be amended with the written consent of the Holders of at least a majority in principal amount outstanding of the Notes and (iii) any default or noncompliance with any provision may be waived with the written consent of the Holders of a majority in principal amount outstanding of the Notes. Subject to certain exceptions set forth in the Indenture, without the consent of any Holder, the Company and the Trustee shall be entitled to amend the Indenture to, among other things, cure any ambiguity, defect or inconsistency, or to evidence the succession of another Person as obligor under the Indenture, or to add to the Company’s covenants or to surrender any right or power conferred on the Company under the Indenture, or to add events of default, or to secure the Notes, or to evidence or provide for the acceptance or appointment by a successor Trustee or facilitate the administration of the trusts under the Indenture by more than one trustee, or to conform the Indenture to any amendment of the Trust Indenture Act.

13.	Defaults and Remedies

Under the Indenture, Events of Default include: (i) default by the Company in the payment of any interest upon any Note and the continuance of such default for 60 days; (ii) default by the Company in the payment of principal of or any premium on any Note when due at Maturity, on redemption, by declaration or otherwise, and the continuance of such default for three (3) Business Days; (iii) default by the Company in the performance of or breach of any covenant or warranty in the Indenture and continuance of such default for 90 days after written notice to the Company from the Trustee or to the Company and the Trustee from the Holders of at least 33% in principal amount of the Outstanding Notes; (iv) default by the Company under any bond, debenture, note or other evidence of indebtedness for money borrowed by the Company, or the Company defaults under any mortgage, indenture or instrument under which there may be issued, secured or evidenced indebtedness constituting a failure to pay in excess of $50,000,000 of the principal or interest when due and payable, subject to certain cure rights; or (v) certain events of bankruptcy, insolvency or reorganization of the Company. If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 33% in principal amount of the Notes may declare all the Notes to be due and payable immediately.

Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Notes unless it receives indemnity or security satisfactory to it. Subject to certain limitations, Holders of a majority in principal amount of the Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing default (except a default in payment of principal or interest) if it determines that withholding notice is in the interest of the Holders.

14.	Trustee Dealings with the Company

Subject to certain limitations imposed by the Act, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee.

15.	No Recourse Against Others

A director, officer, employee or stockholder, as such, of the Company or the Trustee shall not have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Notes.

16.	Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an Authenticating Agent) manually or electronically signs the certificate of authentication on the other side of this Note.

17.	Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

18.	CUSIP and ISIN Numbers

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and has directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Holders. To the extent such numbers have been issued, the Company has caused ISIN numbers to be similarly printed on the Notes and has similarly instructed the Trustee. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

19.	Governing Law.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO CONTRARY CONFLICT OF LAWS OR CHOICE OF LAWS PROVISIONS OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION.

The Company will furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture. Requests may be made to:

NiSource Inc.

801 East 86th Avenue

Merrillville, Indiana 46410

Attention: Corporate Secretary

ASSIGNMENT FORM

To assign this Note, fill in the form below: I or

we assign and transfer this Note to

(Print or type assignee’s name, address and zip code) (Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint                                               agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:	Your Signature:

Sign exactly as your name appears on the other side of this Note.

Signature Guarantee:

Signature must be guaranteed	Signature

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Security Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Security Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.